Exhibit 8.1

July 31, 2012

Board of Directors

Independent Bank Corp.

2036 Washington Street

Hanover, Massachusetts 02339

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Independent Bank Corp., a Massachusetts corporation (“Independent”), in connection with the proposed merger (the “Merger”) of Central Bancorp, Inc., a Massachusetts corporation (“Central”) with and into Independent, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2012, by and among Central, Central Co-operative Bank, Independent and Rockland Trust Company (the “Merger Agreement”). The Merger Agreement provides for the merger of Central with and into Independent, with Independent as the surviving entity. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

In preparing this opinion, we have:

(a) relied upon and assumed the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii) the representations received from Central and Independent (the “Tax Representation Letters”) that have been provided to us and that were issued in support of this opinion, (iii) the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof and (iv) such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below;

(b) relied upon and assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution, delivery, enforceability, and authorization of all such documents where due execution, delivery, enforceability, and authorization are prerequisites to the effectiveness thereof;

(c) assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and as described in the Registration Statement, without any waiver, breach or amendment of any material provision thereof, and the performance of all covenants contained in the Merger Agreement without waiver or breach of any material provision thereof;

Independent Bank Corp.

July 31, 2012

(d) assumed that the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Massachusetts;

(e) assumed that, if necessary to enable the rendering of the tax opinions referred to in Section 6.01(e) of the Merger Agreement, Buyer will exercise its right under Section 2.04(d) of the Merger Agreement to increase the number of shares of Company Common Stock entitled to receive the Stock Consideration such that at least 40% of the aggregate value of all consideration furnished by Independent in connection with the Merger is Stock Consideration ;

(f) assumed that all facts, statements, covenants, descriptions, representations and warranties contained in the documents referred to herein or otherwise made available to us are true and correct and that no actions have been taken or will be taken that are inconsistent with such facts, statements, descriptions, or representations or that make such facts, statements, descriptions, or representations untrue, incorrect or incomplete;

(g) assumed that any representation or statement in any document referred to herein made “to the knowledge” of one or more persons or otherwise similarly qualified is correct without such qualification, and all statements, representations and warranties, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant; and

(h) assumed that at all relevant times prior to and including the Effective Time: (i) no outstanding indebtedness of Independent has represented or will represent equity for United States federal income tax purposes; (ii) no outstanding equity of Independent has represented or will represent indebtedness for United States federal income tax purposes; and (iii) no outstanding security, instrument, agreement, or arrangement that provides for, contains, or represents a right to acquire equity in Independent (or to share in the appreciation thereof) constitutes or will constitute “stock” for United States federal income tax purposes.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Each of Central and Independent will be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, is accurate in all material respects, subject to the limitations and qualifications stated therein.

Independent Bank Corp.

July 31, 2012

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the Merger. No opinion is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/ Choate, Hall & Stewart LLP
CHOATE, HALL & STEWART LLP